Exhibit 99.1

Prior to the transaction described in this Form 4, Fairholme Partners, L.P. was the direct holder of 431,251 shares of Common Stock of TAL International Group, Inc. (the "Common Stock") and 9,683.33333 shares of Series A 12.0% Cumulative Senior Preferred Stock of TAL International Group, Inc. (the "Preferred Stock") and, following such transaction, is currently the direct holder of 969,213 shares of Common Stock and no shares of Preferred Stock. Prior to the transaction described in this Form 4, Fairholme Ventures II, LLC was the direct holder of 431,251 shares of Common Stock and 9,683.33333 shares of Preferred Stock and, following such transaction, is currently the direct holder of 969,213 shares of Common Stock and no shares of Preferred Stock. Prior to the transaction described in this Form 4, Fairholme Holdings, Ltd. was the direct holder of 431,252 shares of Common Stock and 9,683.33334 shares of Preferred Stock and, following such transaction, is currently the holder of 969,214 shares of Common Stock and no shares of Preferred Stock.

Mr. Berkowitz is the Managing Member of Fairholme Capital Management, L.L.C., which is the General Partner of Fairholme Partners, L.P., the Managing Member of Fairholme Ventures II, LLC and the Investment Manager to Fairholme Holdings, Ltd.